Exhibit 99.1

COLONY NORTHSTAR ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

Los Angeles, CA and New York, NY, May 10, 2018 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar,” or the “Company”) today announced its financial results for the first quarter ended March 31, 2018 and the Company’s Board of Directors declared a second quarter 2018 cash dividend of $0.11 per share of Class A and Class B common stock.

First Quarter 2018 Financial Results and Highlights

•	First quarter 2018 net loss attributable to common stockholders of $(72.7) million, or $(0.14) per share, and Core FFO of $115.1 million, or $0.20 per share

•	The Company’s Board of Directors declared and paid a first quarter 2018 dividend of $0.11 per share of Class A and B common stock

•	During the first quarter 2018, the Company raised approximately $2.0 billion of third-party capital (including amounts representing its share related to affiliates) from institutional clients

•
The Company, in partnership with Digital Bridge, established a digital real estate infrastructure vehicle with $1.95 billion of capital raised as of March 31, 2018, inclusive of a $162 million capital commitment by certain subsidiaries of the Company

•	During the first quarter 2018, the Company completed $60 million of Other Equity and Debt asset monetizations

•
During the first quarter 2018, the Company invested and agreed to invest $113 million in Other Equity and Debt primarily with an objective of creating investment management structures around these investments

•	The Company repurchased approximately 48.2 million shares of its Class A common stock at an average price of $5.79 per share, or $279 million, year-to-date 2018

•	Listed Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC), one of the largest commercial real estate credit REITs, creating a new permanent capital vehicle externally managed by the Company

•	Subsequent to the first quarter 2018:

•	The Company completed the combination of its broker-dealer business with S2K Financial creating an enhanced retail investor distribution platform, Colony S2K

•	The Company has approximately $1.1 billion of liquidity through cash-on-hand and availability under its revolving credit facility

For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

"After resetting our baseline at the beginning of this year, we are pleased to report Colony NorthStar’s first quarter results and concurrent strategic progress,” said Richard B. Saltzman, President and Chief Executive Officer. “For example, the formation and public listing of Colony NorthStar Credit Real Estate during the quarter is a prime example of leveraging our institutional expertise and balance sheet assets to create a new permanent capital vehicle under our management. In addition, liquidity generated by more accelerated sales of non-core assets and businesses is being utilized to repurchase our common shares, reduce debt, and sponsor compelling new investment opportunities under a predominantly third party capital model such as the recently announced Digital Colony Partners vehicle focused on digital real estate infrastructure. All of these endeavors represent progress towards the goal of strengthening our global investment management franchise and becoming more balance sheet-lite as we focus on maximizing shareholder value from a total return perspective.”

First Quarter 2018 Operating Results and Investment Activity by Segment
Colony NorthStar holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of March 31, 2018, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of March 31, 2018. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”).

During the first quarter 2018, this segment’s net loss attributable to common stockholders was $(10.4) million, Core FFO was $23.1 million and consolidated NOI was $81.3 million. In the first quarter 2018, healthcare same store portfolio sequential quarter to quarter comparable revenue increased 2.0% and net operating income increased 6.5% primarily attributed to an approximately $3 million early lease termination fee received from a former medical office building tenant and approximately $1 million of hurricane Harvey expenses not covered by insurance that was incurred in senior housing properties during the fourth quarter 2017. Compared to the same period last year, first quarter 2018 same store revenue grew 1.2% and net operating income increased 5.5% primarily attributable to the previously referenced early lease termination fee and changes in foreign currency exchange rates. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 413 properties in the sequential quarter to quarter and year to year comparisons.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ In millions)	Q1 2018	Q1 2018	Q1 2018	Q4 2017	Q1 2018	Q4 2017	12/31/17	9/30/17
Senior Housing - Operating	$17.5	$12.6	$17.5	$15.8	86.4%	87.4%	N/A	N/A
Medical Office Buildings	16.6	11.5	16.5	13.4	83.2%	83.4%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.5	11.0	15.5	15.2	83.2%	82.9%	1.4x	1.4x
Skilled Nursing Facilities	26.8	19.3	26.9	26.8	82.7%	82.6%	1.2x	1.2x
Hospitals	4.9	3.4	4.9	5.2	55.3%	58.4%	3.5x	2.5x
Healthcare Total/W.A.	$81.3	$57.8	$81.3	$76.4	82.8%	83.1%	1.5x	1.4x
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(1)	CLNS OP Share NOI represents first quarter 2018 Consolidated NOI multiplied by CLNS OP’s ownership interest as of March 31, 2018.

(2)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Asset Dispositions and Financing
During the first quarter 2018, the consolidated healthcare portfolio disposed of three non-core skilled nursing facilities for an aggregate $14 million and one medical office building, which was encumbered by a $3 million mortgage and consensually transferred to the respective lender.

Industrial Real Estate
As of March 31, 2018, the consolidated industrial portfolio consisted of 378 primarily light industrial buildings totaling 45.6 million rentable square feet across 18 major U.S. markets and was 94% leased. During the first quarter 2018, the Company closed on $70 million of new third-party capital. As a result, the Company’s equity interest in the consolidated Industrial Real Estate segment decreased to approximately 40% as of March 31, 2018 from 41% as of December 31, 2017. Total third-party capital commitments were approximately $1.2 billion compared to cumulative balance sheet contributions of $750 million as of March 31, 2018. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

During the first quarter 2018, this segment’s net income attributable to common stockholders was $1.3 million, Core FFO was $12.5 million and consolidated NOI was $44.6 million. In the first quarter 2018, industrial same store portfolio sequential quarter to quarter comparable revenue grew 4.5% and net operating income decreased (1.1)%, primarily due to higher snow removal expense. Compared to the same period last year, first quarter 2018 same store revenue grew by 5.4% and net operating income grew 3.5%. The Company’s industrial same store portfolio consisted of the same 305 buildings that were stabilized during the three months ended March 31, 2018 and March 31, 2017. Properties acquired, disposed or held for sale during these periods are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased as of the beginning of the January 1, 2017.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ In millions)	Q1 2018	Q1 2018	Q1 2018	Q4 2017	Q1 2018	Q4 2017
Industrial	$44.6	$17.9	$35.3	$35.7	95.1%	95.7%
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(1)	CLNS OP Share NOI represents first quarter 2018 Consolidated NOI multiplied by CLNS OP’s ownership interest as of March 31, 2018.

(2)	Leased % represents the last day of the presented quarter.

Asset Acquisitions and Dispositions
During the first quarter 2018, the consolidated industrial portfolio acquired ten industrial buildings totaling approximately 2.4 million square feet and land for development for approximately $179 million and disposed of one non-core building totaling approximately 0.2 million square feet for approximately $11 million.

Subsequent to the first quarter 2018, the consolidated industrial portfolio acquired four industrial buildings totaling approximately 1.0 million square feet for approximately $138 million.

Hospitality Real Estate
As of March 31, 2018, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of March 31, 2018. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio, referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the first quarter 2018, this segment’s net loss attributable to common stockholders was $(10.1) million, Core FFO was $25.9 million and consolidated EBITDA was $59.2 million. Compared to the same period last year, first quarter 2018 hospitality same store portfolio revenue increased 1.6% and EBITDA decreased (3.3)%, primarily due to increased utility costs related to a colder first quarter 2018 and increased wages. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and EBITDA result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year to year comparison.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNS OP Share					Avg. Daily Rate		RevPAR(3)
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ In millions)	Q1 2018	Q1 2018	Q1 2018	Q1 2017	Q1 2018	Q1 2017	Q1 2018	Q1 2017	Q1 2018	Q1 2017
Marriott	$46.8	$44.2	$46.8	$48.1	69.3%	68.8%	$129	$129	$90	$89
Hilton	8.9	8.3	8.9	9.7	73.8%	72.8%	124	123	91	90
Other	3.5	3.3	3.5	3.4	78.2%	72.5%	127	129	99	93
Total/W.A.	$59.2	$55.8	$59.2	$61.2	70.5%	69.7%	$128	$128	$90	$89
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(1)	Q1 2018 Consolidated EBITDA excludes a FF&E reserve contribution amount of $8.6 million.

(2)	CLNS OP Share EBITDA represents first quarter 2018 Consolidated EBITDA multiplied by CLNS OP’s ownership interest as of March 31, 2018.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Colony NorthStar Credit Real Estate, Inc. (“CLNC”)
On February 1, 2018, Colony NorthStar Credit Real Estate, Inc., a leading commercial real estate credit REIT, announced the completion of the combination of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock transaction. In connection with the closing, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The combination creates a permanent capital vehicle, externally managed by the Company, with approximately $4.9 billion in assets, excluding securitization trust liabilities, and $3.1 billion in equity value as of March 31, 2018. The Company owns 48.0 million shares, or 37%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the first quarter 2018, this segment’s net loss attributable to common stockholders was $(3.4) million and Core FFO was $13.4 million, which reflects two months of the Company’s 37% share of CLNC’s net loss and Core Earnings. The financial results related to the assets and liabilities contributed to CLNC for the period January 1, 2018 to January 31, 2018 are included in the Other Equity and Debt segment.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 10% interest in NorthStar Realty Europe (NYSE: NRE) and other investments for which the Company acts as a general partner or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including net leased assets; real estate loans; other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; limited partnership interests in third-party sponsored real estate private equity funds; and multiple classes of commercial real estate (“CRE”) securities. During the first quarter 2018, this segment’s aggregate net income attributable to common stockholders was $49.1 million and Core FFO was $77.8 million. During the first quarter 2018, this segment’s net income, FFO and Core FFO included financial results related to assets and liabilities contributed to CLNC for the period January 1, 2018 to January 31, 2018. First quarter 2018 Core FFO included gains on sale, net of losses and provisions, of approximately $12 million, including a $9.9 million fair value gain related to the contribution of net assets to CLNC.

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the first quarter 2018, the Company invested and agreed to invest approximately $113 million in three investments, one real estate debt investment and two equity investments.

As of March 31, 2018, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $4.3 billion and $2.7 billion, respectively.

	CLNS OP Share
	March 31, 2018
	Undepreciated Carrying Value(1)
($ In millions)	Assets	Equity
Strategic:
GP co-investments	$293	$254
Interest in NRE	74	74
Strategic Subtotal	367	328

Non-Strategic:
Other Real Estate Equity & Albertsons	2,039	1,104
Real Estate Debt	1,032	761
Net Lease Real Estate Equity	583	239
Real Estate Private Equity Funds and CRE Securities	304	304
Non-Strategic Subtotal	3,958	2,408
Total Other Equity and Debt	$4,325	$2,736
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(1)	Includes investment-level cash and net other assets.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, non-traded and traded real estate investment trusts and registered investment companies. As of March 31, 2018, the Company had $27.5 billion of third-party AUM compared to $26.9 billion as of December 31, 2017. The increase was primarily due to the capital raised in the co-sponsored digital real estate infrastructure vehicle, capital raised in the industrial open-end fund and the successful syndication of an approximately 30% interest in an Irish non-performing loan portfolio acquired in 2017. As of March 31, 2018, Fee-Earning Equity Under Management (“FEEUM”) was $16.2 billion compared to $15.4 billion as of December 31, 2017. During the first quarter 2018, this segment’s aggregate net loss attributable to common stockholders was $(80.5) million and Core FFO was $31.4 million. During the first quarter 2018, this segment’s net loss and Core FFO included one month of asset management, acquisition and disposition fees related to NorthStar I and NorthStar II; two months of CLNC management fees; approximately $3 million of realized carried interest from a Non-Wholly Owned Real Estate Investment Management Platform; and approximately $1 million of unrealized carried interest from the industrial open-end fund. This segment’s net loss also included a $139 million impairment loss to write down the carrying value of management contract intangible assets related to NorthStar I and NorthStar II, which ceased to exist upon closing of CLNC.

During the first quarter 2018, the Company raised $67 million from an institutional investor for a 30% interest in an Irish non-performing loan portfolio acquired by the Company in 2017.

Digital Real Estate Infrastructure
During the first quarter 2018, the Company, in partnership with Digital Bridge, established a digital real estate infrastructure vehicle with $1.95 billion of capital raised, inclusive of a $162 million capital commitment by certain subsidiaries of the Company.

During the first quarter 2018, the Company’s interest in Andean Tower Partners, a South American cell tower owner and operator was contributed to the digital real estate infrastructure vehicle for $146 million, which included approximately $3 million of realized preferred return in the Company’s Other Equity and Debt segment.

Combination of S2K Financial and NorthStar Securities
Subsequent to the first quarter 2018, the Company completed the previously announced combination of S2K Financial Holdings, LLC ("S2K Financial”) with the Company’s broker-dealer, NorthStar Securities creating a stronger broker-dealer retail distribution business that will distribute the current product slate of the Company, S2K Financial and future investment products to be developed by the new joint company. The new company is known as Colony S2K Holdings LLC (“Colony S2K”).

Assets Under Management (“AUM”)
As of March 31, 2018, the Company had $43 billion of AUM:

($ In billions)	Amount	% of Grand Total

Balance Sheet (CLNS OP Share):
Healthcare	$4.1	9.5%
Industrial	1.3	3.0%
Hospitality	3.9	9.3%
Other Equity and Debt	4.3	10.0%
CLNC: Investments contributed to CLNC(1)	1.8	4.2%
Balance Sheet Subtotal	15.4	36.0%

Investment Management:
Institutional Funds	9.8	22.8%
Retail Companies	3.7	8.6%
Colony NorthStar Credit Real Estate (NYSE:CLNC)(2)	3.1	7.2%
NorthStar Realty Europe (NYSE:NRE)	2.2	5.1%
Non-Wholly Owned REIM Platforms(3)	8.7	20.3%
Investment Management Subtotal	27.5	64.0%

Grand Total	$42.9	100.0%
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(1)	Represents the Company’s 37% ownership share of CLNC’s March 31, 2018 total pro-rata share of assets, excluding securitization trust liabilities, of $4.9 billion.

(2)	Represents 3rd party 63% ownership share of CLNC’s March 31, 2018 total pro-rata share of assets, excluding securitization trust liabilities, of $4.9 billion.

(3)	REIM: Real Estate Investment Management

Liquidity and Financing
As of May 7, 2018, the Company had approximately $1.1 billion of liquidity through cash-on-hand and availability under its revolving credit facility.

Common Stock and Operating Company Units
As of May 7, 2018, the Company had approximately 496.8 million shares of Class A and B common stock outstanding and the Company’s operating partnership had approximately 30.6 million operating company units outstanding held by members other than the Company or its subsidiaries.

On February 26, 2018, the Company’s Board of Directors provided authorization for the Company to purchase up to $300 million of its outstanding common stock.

During the first quarter 2018, the Company repurchased approximately 42.3 million shares of its Class A common stock at an average price of $5.82 per share, or $246 million, and another approximately 5.9 million shares at an average price of $5.65 per share, or $33 million, subsequent to the first quarter 2018 resulting in aggregate year-to-date 2018 repurchases of approximately 48.2 million shares at an average price of $5.79 per share, or $279 million.

Common and Preferred Dividends
On February 26, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the first quarter of 2018, which was paid on April 16, 2018 to respective stockholders of record on March 29, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on May 15, 2018 to the respective stockholders of record on May 10, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on April 16, 2018 to the respective stockholders of record on April 10, 2018.

On May 8, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the second quarter of 2018, which will be paid on July 16, 2018 to respective stockholders of record on June 29, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on August 15, 2018 to the respective stockholders of record on August 10, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on July 16, 2018 to the respective stockholders of record on July 10, 2018.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at March 31, 2018. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNS OP
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNS OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations ("Core FFO") by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and straight-line rent expense on ground leases; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition-related expenses, merger and integration costs; (ix) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; (xii) change in fair value of contingent consideration; and (xiii) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony NorthStar Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. Refer to CLNC’s and NRE's respective filings for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.
The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

First Quarter 2018 Conference Call
The Company will conduct a conference call to discuss the financial results on Thursday, May 10, 2018 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting May 10, 2018, at 10:00 a.m. PT / 1:00 p.m. ET, through May 18, 2018, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13678906. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A First Quarter 2018 Supplemental Financial Report is available on the Company’s website at www.clns.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management of $43 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. The firm maintains principal offices in Los Angeles and New York, with approximately 500 employees in offices located across 18 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the impact of changes to organizational structure and employee composition, the timing and pace of growth of the Company's Industrial platform, the performance of the Company’s investment in Colony NorthStar Credit Real Estate, Inc., our ability to create future permanent capital vehicles under our management, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to become more balance sheet-light, including its availability to maximize shareholder value from a total return perspective, the Company's portfolio composition, Colony NorthStar’s liquidity, including its ability to generate liquidity by more accelerated sales of non-core assets and businesses, whether the Company will complete or sponsor any compelling investment opportunities under a predominantly third-party capital model, the Company's ability to strengthen its global investment management franchise, the Company's expected taxable income and net cash flows, excluding the contribution of gains, our ability to grow the dividend at all in the future the impact to the Company of the management agreement amendments with NorthStar Healthcare Income, Inc. and NorthStar Realty Europe Corp., whether Colony NorthStar will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability to maintain inclusion and relative performance on the RMZ, Colony NorthStar’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the SEC.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Source: Colony NorthStar, Inc.
Investor Contacts:
Colony NorthStar, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY NORTHSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2018 (unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$484,827	$921,822
Restricted cash	453,366	471,078
Real estate, net	14,100,874	14,464,258
Loans receivable, net ($44,330 and $45,423 at fair value, respectively)	1,972,179	3,223,762
Investments in unconsolidated ventures ($247,983 and $363,901 at fair value, respectively)	2,549,630	1,655,239
Securities, at fair value	288,900	383,942
Goodwill	1,534,561	1,534,561
Deferred leasing costs and intangible assets, net	691,896	852,872
Assets held for sale ($215,162 and $49,498 at fair value, respectively)	1,002,838	781,630
Other assets ($7,267 and $10,150 at fair value, respectively)	441,839	444,968
Due from affiliates	43,582	51,518
Total assets	$23,564,492	$24,785,650
Liabilities
Debt, net ($44,103 and $44,542 at fair value, respectively)	$10,495,429	$10,827,810
Accrued and other liabilities ($158,558 and $212,267 at fair value, respectively)	791,439	898,161
Intangible liabilities, net	187,864	191,109
Liabilities related to assets held for sale	273,778	273,298
Due to affiliates ($10,170 and $20,650 at fair value, respectively)	13,105	23,534
Dividends and distributions payable	90,791	188,202
Total liabilities	11,852,406	12,402,114
Commitments and contingencies
Redeemable noncontrolling interests	31,648	34,144
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,636,605 liquidation preference; 250,000 shares authorized; 65,464 shares issued and outstanding	1,606,966	1,606,966
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 500,643 and 542,599 shares issued and outstanding	5,007	5,426
Class B, 1,000 shares authorized; 736 shares issued and outstanding	7	7
Additional paid-in capital	7,634,952	7,913,622
Distributions in excess of earnings	(1,294,996)	(1,165,412)
Accumulated other comprehensive income	49,037	47,316
Total stockholders’ equity	8,000,973	8,407,925
Noncontrolling interests in investment entities	3,267,834	3,539,072
Noncontrolling interests in Operating Company	411,631	402,395
Total equity	11,680,438	12,349,392
Total liabilities, redeemable noncontrolling interests and equity	$23,564,492	$24,785,650

COLONY NORTHSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues
Property operating income	$554,730	$426,854
Interest income	63,854	115,544
Fee income	36,842	53,250
Other income	11,238	11,517
Total revenues	666,664	607,165
Expenses
Property operating expense	305,770	216,349
Interest expense	148,889	126,278
Investment, servicing and commission expense	18,653	11,807
Transaction costs	716	87,340
Depreciation and amortization	144,705	137,420
Provision for loan loss	5,375	6,724
Impairment loss	153,398	8,519
Compensation expense	49,484	91,818
Administrative expenses	24,863	25,914
Total expenses	851,853	712,169
Other income
Gain on sale of real estate assets	18,444	8,970
Other gain, net	75,256	25,381
Earnings from investments in unconsolidated ventures	32,265	113,992
Income (loss) before income taxes	(59,224)	43,339
Income tax benefit (expense)	32,808	(3,709)
Net income (loss) from continuing operations	(26,416)	39,630
Income from discontinued operations	117	12,560
Net income (loss)	(26,299)	52,190
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(696)	617
Investment entities	20,102	27,059
Operating Company	(4,378)	(1,083)
Net income (loss) attributable to Colony NorthStar, Inc.	(41,327)	25,597
Preferred stock dividends	31,387	30,813
Net loss attributable to common stockholders	$(72,714)	$(5,216)
Basic loss per share (1)
Loss from continuing operations per basic common share	$(0.14)	$(0.03)
Net loss per basic common share	$(0.14)	$(0.01)
Diluted earnings per share (1)
Loss from continuing operations per diluted common share	$(0.14)	$(0.03)
Net loss per diluted common share	$(0.14)	$(0.01)
Weighted average number of shares (1)
Basic	530,680	506,405
Diluted	530,680	506,405
__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended March 31, 2018
Net loss attributable to common stockholders	$(72,714)
Adjustments for FFO attributable to common interests in Operating Company:
Net loss attributable to noncontrolling common interests in Operating Company	(4,378)
Real estate depreciation and amortization	143,906
Impairment write-downs associated with depreciable real estate	14,940
Gain from sales of depreciable real estate	(22,925)
Less: Adjustments attributable to noncontrolling interests in investment entities	(40,763)
FFO attributable to common interests in Operating Company and common stockholders	18,066

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	13,142
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	5,431
Equity-based compensation expense (2)	12,470
Straight-line rent revenue and straight-line rent expense on ground leases	(5,268)
Change in fair value of contingent consideration	(10,480)
Amortization of acquired above- and below-market lease values	(1,976)
Amortization of deferred financing costs and debt premiums and discounts	20,623
Unrealized fair value gains and foreign currency remeasurements	(55,603)
Acquisition and merger-related transaction costs	11,812
Merger integration costs (3)	6,129
Amortization and impairment of investment management intangibles	147,912
Non-real estate depreciation and amortization	2,277
Gain on remeasurement of consolidated investment entities and the effect of amortization thereof	2,848
Deferred tax benefit, net	(39,901)
Less: Adjustments attributable to noncontrolling interests in investment entities	(12,403)
Core FFO attributable to common interests in Operating Company and common stockholders	$115,079

FFO per common share / common OP unit (4)	$0.03
FFO per common share / common OP unit—diluted (5)	$0.03
Core FFO per common share / common OP unit (4)	$0.20
Core FFO per common share / common OP unit—diluted (5)	$0.20
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	567,432
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	568,095
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)	593,513
__________

(1)
Net of $1.7 million CLNS OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)	Includes $3.3 million of replacement award amortization.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)
Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares. As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

(5)
For the three months ended March 31, 2018, included in the calculation of diluted Core FFO per share is the effect of adding back $4.5 million of interest expense associated with convertible senior notes and 25.4 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. Such interest expense and weighted average dilutive common share equivalents are excluded for the calculation of diluted FFO as the effect would be antidilutive.

COLONY NORTHSTAR, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments' net income (loss) for the three months ended March 31, 2018 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended March 31, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$152,595	$68,753	$195,782
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,319)	(2,297)	(7)
Interest income	—	(532)	—
Other income	—	—	(488)
Property operating expenses (1)	(66,966)	(20,811)	(136,095)
Compensation expense (1)	—	(480)	—
NOI or EBITDA	$81,310	$44,633	$59,192
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended March 31, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(12,534)	$6,321	$(11,886)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,319)	(2,297)	(7)
Interest income	—	(532)	—
Interest expense	50,941	10,190	34,361
Transaction, investment and servicing costs	2,310	74	1,542
Depreciation and amortization	41,127	29,945	35,457
Impairment loss	3,780	—	—
Compensation and administrative expense	1,933	3,222	2,017
Gain on sale of real estate	—	(2,293)	—
Other (gain) loss, net	(2,926)	—	(323)
Other income	—	—	(488)
Income tax benefit	998	3	(1,481)
NOI or EBITDA	$81,310	$44,633	$59,192

The following table summarizes Q1 2018 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(12,534)
Industrial	6,321
Hospitality	(11,886)
CLNC	(3,654)
Other Equity and Debt	68,431
Investment Management	(84,624)
Amounts Not Allocated to Segments	11,530
Total Consolidated	$(26,416)